Exhibit 12

                                           Irvine Apartment Communities, L.P.
                             Computation of Consolidated Ratio of Earnings to Fixed Charges
                                              (in thousands, except ratios)

                                       Quarter Ended March 31,                 Year Ended December 31,
                                       -----------------------  --------------------------------------------------------
                                           1997       1996       1996        1995        1994        1993        1992
                                         ---------  --------    -------    ---------   ---------  ---------   ----------
Earnings
Earnings (Loss) Before Extraordinary
  Item................................   $ 13,519   $  8,688   $ 41,192    $ 25,056    $ 12,279    $   (387)   $ (1,600)
Add back:
Interest Expense......................      6,861      7,302     29,506      25,894      26,827      50,248      49,154
Amortization of Deferred Financing
  Costs...............................        649        662      2,627       8,510      15,942       3,012       1,474
Portion of Rent Expense Deemed to
Represent Interest....................         40         29        115          89          68
                                         --------    ---------  -------    --------    --------      -------      --------
Earnings Available for Fixed Charges..     21,069     16,681     73,440      59,549      55,116       52,873        49,028
                                         --------    ---------  -------    --------    --------      -------      --------
Fixed Charges
Interest Expense......................      6,861      7,302     29,506      25,894      26,827       50,248        49,154
Amortization of Deferred Financing
  Costs...............................        649        662      2,627       8,510      15,942        3,012         1,474
Capitalized Interest..................      1,098        965      3,151       6,779       1,261          233           640
Portion of Rent Expense Deemed
 to Represent Interest................         40         29        115          89          68
                                         --------    ---------  -------    --------    --------      -------      --------
Fixed Charges.........................   $  8,648    $ 8,958     35,399    $ 41,272    $ 44,098      $ 53,493     $ 51,268
                                         --------    ---------  -------    --------    --------      -------      --------
Ratio of Earnings to Fixed Charges....       2.44x      1.86 x    2.07x       1.44x       1.25x        0.99x         0.96x
Excess of Fixed Charges Over Earnings.                                                                 $(620)      $(2,240)

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For the purpose of calculating the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, and fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and that portion of rental expense representative of the interest factor in leases.
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